Exhibit 99.1

s4

Press Release

FOR IMMEDIATE RELEASE	CTO Realty Growth Strengthens Balance Sheet With $150 Million Term Loan Financing

WINTER PARK, FL, September 25, 2025 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced the successful closing of $150 million in term loan financing. This financing includes a new $125 million term loan due September 2030 (the “2030 Term Loan”) and a $25 million upsizing of the Company’s existing term loan due September 2029 (the “2029 Term Loan”). Proceeds were used to retire the $65 million term loan due March 2026 representing the majority of the Company’s 2026 maturities and to reduce the balance outstanding on the Company’s revolving credit facility.

“We appreciate the continued support from our lending partners. This transaction enhances our liquidity to approximately $165 million as of today, extends our debt maturity profile, and provides flexibility to pursue investments in high-quality shopping center assets, consistent with our long-term strategy,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth.

Both term loans bear interest at SOFR plus a spread determined by the Company’s leverage ratio. At closing, the Company applied existing SOFR swap agreements resulting in an initial fixed interest rate for both the 2030 Term Loan and 2029 Term Loan of approximately 4.2%. In March 2026, when certain applied SOFR swap agreements mature and are replaced by existing forward SOFR swap agreements, the interest rate for both loans would adjust to approximately 4.7%, based on the Company’s current leverage ratio.

The 2030 Term Loan was provided by a syndicate of banks led by KeyBank National Association as Administrative Agent. Co-Syndication Agents included PNC Bank, National Association, Regions Bank, and Truist Bank. Additional participating banks included Raymond James Bank, Synovus Bank, and Wells Fargo Bank, National Association. The bank group providing the 2029 Term Loan remained unchanged.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. owns and operates high-quality, open-air shopping centers located in the higher growth Southeast and Southwest markets of the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE).

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,”

“predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words. Statements, among others, relating to the Company’s liquidity, the interest rates for the 2029 Term Loan and the 2030 Term Loan in March 2026 after replacing the applied SOFR swap agreements with the forward SOFR swap agreements, and how the transaction enhances the Company’s liquidity, extends the Company’s debt maturity profile and provides flexibility to pursue investments in high-quality shopping center assets are forward-looking statements.

Although forward-looking statements are made based upon management’s present expectations and beliefs concerning future developments and their potential effect on the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, distress in the banking sector, global supply chain disruptions, and ongoing geopolitical war; credit risk associated with the Company investing in structured investments; the impact of epidemics or pandemics on the Company’s business and the businesses of its tenants or borrowers and the impact of such epidemics or pandemics on the U.S. economy and market conditions generally; the inability of major tenants or borrowers to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their businesses; the loss or failure or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Contact:

Investor Relations

ir@ctoreit.com